Exhibit 99.1

     SMSC REPORTS OVER 70% YEAR-OVER-YEAR INCREASE IN THIRD QUARTER REVENUES

                          Posts Strong Earnings Growth

Hauppauge, NY - December 15, 2005 - SMSC (Nasdaq: SMSC) revenues for the third quarter ended November 30, 2005 rose by over 70% to $86.6 million, compared to last year's third quarter revenues of $50.8 million, and by 10% sequentially. On a GAAP basis, operating income was $6.7 million in the third quarter compared to an operating loss of $0.4 million a year ago, and net income was $5.4 million, or $0.24 per share, compared to $0.6 million, or $0.03 per share, in the third quarter of last year.

To provide additional insight into cash earnings capacity, SMSC also presents results on a non-GAAP basis, excluding non-cash acquisition related charges and non-cash charges associated with Stock Appreciation Rights (SARs). On this basis, non-GAAP adjusted operating income was $11.8 million, or 13.6% of revenues, compared to an operating loss of $0.1 million in the year-ago period. Non-GAAP adjusted net income was $8.6 million, or $0.38 per share, compared to net income of $0.8 million, or $0.04 per share, in the third quarter last year.

A reconciliation of GAAP to non-GAAP measures is provided in the schedule that accompanies this release which, together with additional disclosure in a slide presentation on quarterly highlights, is posted on SMSC's website at www.smsc.com. These materials will be discussed in a management teleconference scheduled for 5:00 PM Eastern Standard Time, December 15, 2005. Presentation materials and a link to a webcast of the teleconference will be accessible from the investor relations section of the website.

Approximately 40% of the year-over-year revenue growth was due to the inclusion of OASIS SiliconSystems Holding AG (acquired March 30, 2005), and approximately 60% of the revenue growth came from SMSC's pre-existing products. Excluding products acquired through the OASIS acquisition, revenues on a comparable year-over-year basis increased approximately 70% in the Consumer Electronics and Infotainment markets, approximately 10% in the Industrial and Other markets, and approximately 25% in the Mobile and Desktop PC markets.

Including the acquisition, third quarter revenues from the Consumer Electronics and Infotainment markets comprised approximately 36% of total revenues, and revenues from the Industrial and Other markets accounted for approximately 17% of the total. Revenues from Mobile PC were strong and outpaced revenues from the Desktop PC market, which were flat sequentially and lower on a year-to-year comparative quarterly basis. Together, revenues from the Mobile and Desktop PC markets generated 47% of third quarter revenues. Evidencing its continuing focus on more defensible and differentiated products, the Company estimates that approximately 80% of all units shipped during the third quarter were analog or mixed-signal products.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said "We believe SMSC has now demonstrated its capacity for sustainable revenue, operating income and net income growth. We have a balanced business and expanding margins resulting from the investments in new products in prior periods. Our intention is to continue to create value by investing in new product development to drive future growth, as well as in the infrastructure needed to support this planned growth."

Cash and liquid investments at November 30, 2005 were $141.7 million, compared to $131.7 million at August 31, 2005. The Company has no bank debt, and book value per share was $14.76 as of November 30, 2005.

For the fourth quarter, revenues are expected to be between $82 and $86 million, representing a 53% increase at the midpoint of guidance versus the fourth quarter revenues of the prior fiscal year. Non-GAAP adjusted net income is expected to be between $0.28 and $0.34 per share, assuming approximately 23.5 million diluted weighted average shares outstanding. This guidance is presented only on a non-GAAP basis because of SMSC's inability to project its future stock price and any resultant adjustment that might be required to adjust SARs to market value. It excludes non-cash acquisition related charges and all SARs related charges. Please refer to the SMSC website at www.smsc.com for further details regarding fourth quarter guidance contained in the conference call slide presentation.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC's application focus targets key vertical markets including mobile and desktop PCs, servers, consumer electronics, automotive infotainment and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal PC system controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; changes in customer order patterns, our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and with our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)




                                                                 Three Months Ended                       Nine Months Ended
                                                                    November 30,                             November 30,
                                                         ----------------------------------       ----------------------------------
                                                              2005                2004                 2005               2004
                                                         --------------      --------------       --------------     ---------------

Revenues                                                $      86,623       $      50,755        $     234,490      $      153,965

Costs and expenses:
  Cost of goods sold                                           45,697              27,483              126,561              80,128
  Research and development                                     14,907              10,390               42,558              32,472
  Selling, general and administrative                          17,742              12,989               49,887              36,693
  Amortization of intangible assets                             1,547                 265                4,257                 848
  In-process research and development                             -                   -                    895                 -
-------------------------------------------------------------------------------------------      -----------------------------------

Income (loss) from operations                                   6,730                (372)              10,332               3,824

Interest income                                                   900                 704                2,272               1,726
Other expense, net                                                (21)                (20)                 (73)                (58)
-------------------------------------------------------------------------------------------      -----------------------------------

Income before provision for income taxes                        7,609                 312               12,531               5,492

Provision for (benefit from) income taxes                       2,218                (301)               4,094               1,072
-------------------------------------------------------------------------------------------      -----------------------------------

Net income                                              $       5,391       $         613        $       8,437      $        4,420
===========================================================================================      ===================================


Basic net income per share:                             $        0.26       $        0.03        $        0.41      $         0.24
===========================================================================================      ===================================

Diluted net income per share:                           $        0.24       $        0.03        $        0.39      $         0.23
===========================================================================================      ===================================

Weighted average common shares outstanding:
  Basic                                                        20,983              18,395               20,548              18,321
  Diluted                                                      22,543              19,035               21,558              19,375

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
    RECONCILIATION OF GAAP AND ADJUSTED NON-GAAP CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                                        Three Months Ended November 30,
                                            ----------------------------------------------------------------------------------------
                                                              2005                                           2004
                                            -----------------------------------------     ------------------------------------------

                                               GAAP        Adjustment       Non-GAAP         GAAP        Adjustment       Non-GAAP
                                               ----        ----------       --------         ----        ----------       --------


Revenues                                    $  86,623     $     -         $   86,623      $  50,755     $     -         $    50,755

Costs and expenses:
 Cost of goods sold                            45,697          (219)(a)       45,478         27,483           -              27,483
 Research and development                      14,907          (748)(b)       14,159         10,390           -              10,390
 Selling, general and administrative           17,742        (2,554)(b)       15,188         12,989           -              12,989
 Amortization of intangible assets              1,547        (1,547)(c)          -              265          (265)(c)           -
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                   6,730         5,068           11,798           (372)          265              (107)

Interest income                                   900           -                900            704           -                 704
Other expense, net                                (21)          -                (21)           (20)          -                 (20)
------------------------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes        7,609         5,068           12,677            312           265               577

Provision for (benefit from) income taxes       2,218         1,810 (d)        4,028           (301)           95 (d)          (206)
------------------------------------------------------------------------------------------------------------------------------------

Net income                                  $   5,391     $   3,258       $    8,649      $     613     $     170       $       783
====================================================================================================================================


Basic net income per share                  $    0.26                     $     0.41      $    0.03                     $      0.04
====================================================================================================================================

Diluted net income per share                $    0.24                     $     0.38      $    0.03                     $      0.04
====================================================================================================================================

Weighted average common shares outstanding:
 Basic                                         20,983                         20,983         18,395                          18,395
 Diluted                                       22,543                         22,543         19,035                          19,035



Notes:
SMSC uses certain non-GAAP information to evaluate its operating results and believes such information also provides investors with additional insight into its underlying operations. This schedule presents a full reconciliation between GAAP and non-GAAP results.

(a) The adjustment to Cost of goods sold includes $65 to remove the impact of writing up the cost of inventory at the date of the OASIS acquisition over OASIS' original cost of the inventory. That write up only impacted GAAP Cost of goods sold for the turnover period of the OASIS inventory at the date of acquisition, which was completed in September 2005.

     The remaining $154 adjustment to Cost of goods sold is to remove non-cash charges associated with Stock Appreciation Rights (SARs). SMSC includes the actual cash cost of SARs in non-GAAP results as SARs are exercised.

(b) The adjustments to Research & development and Selling, general & administrative expense are to remove the impact of non-cash charges associated with SARs. SMSC includes the actual cash cost of SARs in non-GAAP results as SARs are exercised.

(c) The adjustment to Amortization of intangible assets for the three months ended November 30, 2005 includes $1,282 related to the OASIS acquisition and $265 related to the fiscal 2003 acquisition of Gain Technology Corporation (Gain). The adjustment for the three months ended November 30, 2004 relates entirely to the Gain acquisition.

(d) The adjustments to the Provision for (benefit from) income taxes were determined by applying the appropriate incremental tax rates to the adjustments described in notes (a) through (c) above.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
RECONCILIATION  OF  GAAP  AND  ADJUSTED  NON-GAAP  CONSOLIDATED  FINANCIAL  DATA
                                  (Unaudited)
                    (In thousands, except per share amounts)


                                                                        Nine Months Ended November 30,
                                            ----------------------------------------------------------------------------------------
                                                              2005                                           2004
                                            -----------------------------------------     ------------------------------------------

                                               GAAP        Adjustment       Non-GAAP         GAAP        Adjustment       Non-GAAP
                                               ----        ----------       --------         ----        ----------       --------

Revenues                                    $ 234,490     $     -         $  234,490      $ 153,965     $     -         $   153,965

Costs and expenses:
 Cost of goods sold                           126,561        (2,178)(a)      124,383         80,128           -              80,128
 Research and development                      42,558        (2,146)(b)       40,412         32,472           -              32,472
 Selling, general and administrative           49,887        (6,361)(b)       43,526         36,693           -              36,693
 Amortization of intangible assets              4,257        (4,257)(c)          -              848          (848)(c)           -
 In-process research and development              895          (895)(d)          -              -             -                 -
------------------------------------------------------------------------------------------------------------------------------------

Income from operations                         10,332        15,837           26,169          3,824           848             4,672

Interest income                                 2,272           -              2,272          1,726           -               1,726
Other expense, net                                (73)          -                (73)           (58)          -                 (58)
------------------------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes       12,531        15,837           28,368          5,492           848             6,340

Provision for income taxes                      4,094         5,718 (e)        9,812          1,072           305 (e)         1,377
------------------------------------------------------------------------------------------------------------------------------------

Net income                                  $   8,437     $  10,119       $   18,556      $   4,420     $     543       $     4,963
====================================================================================================================================


Basic net income per share                  $    0.41                     $     0.90      $    0.24                     $      0.27
====================================================================================================================================

Diluted net income per share                $    0.39                     $     0.86      $    0.23                     $      0.26
====================================================================================================================================

Weighted average common shares outstanding:
 Basic                                         20,548                         20,548         18,321                          18,321
 Diluted                                       21,558                         21,558         19,375                          19,375



Notes:

SMSC uses certain non-GAAP information to evaluate its operating results and believes such information also provides investors with additional insight into its underlying operations. This schedule presents a full reconciliation between GAAP and non-GAAP results.

(a) The adjustment to Cost of goods sold includes $1,652 to remove the impact of writing up the cost of inventory at the date of the OASIS acquisition over OASIS' original cost of the inventory. That write up only impacted GAAP Cost of goods sold for the turnover period of the OASIS inventory at the date of acquisition, which was completed in September 2005.

     The remaining $526 adjustment to Cost of goods sold is to remove non-cash charges associated with Stock Appreciation Rights (SARs). SMSC includes the actual cash cost of SARs in non-GAAP results as SARs are exercised.

(b) The adjustments to Research & development and Selling, general & administrative expense are to remove the impact of non-cash charges associated with SARs. SMSC includes the actual cash cost of SARs in non-GAAP results as SARs are exercised.

(c) The adjustment to Amortization of intangible assets for the nine months ended November 30, 2005 includes $3,460 related to the OASIS acquisition and $797 related to the fiscal 2003 acquisition of Gain Technology Corporation (Gain). The adjustment for the nine months ended November 30, 2004 relates entirely to the Gain acquisition.

(d) The adjustment to In-process research and development for the nine months ended November 30, 2005 removes a charge related to the OASIS acquisition.

(e) The adjustments to the Provision for income taxes were determined by applying the appropriate incremental tax rates to the adjustments described in notes (a) through (d) above.

             STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                                         November 30,         February 28,
                                                                             2005                 2005
                                                                         ------------         ------------
Assets
Current assets:
 Cash and cash equivalents                                              $     31,731         $    116,126
 Short-term investments                                                      109,982               56,519
 Accounts receivable, net                                                     36,686               23,499
 Inventories                                                                  40,663               33,310
 Deferred income taxes                                                        18,313               17,701
 Other current assets                                                          5,660                4,584
----------------------------------------------------------------------------------------------------------

   Total current assets                                                      243,035              251,739
----------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                                            33,828               22,630
Goodwill                                                                      76,630               29,435
Intangible assets, net                                                        45,311                3,584
Deferred income taxes                                                          9,765                7,163
Other assets                                                                   3,777                4,708
----------------------------------------------------------------------------------------------------------

                                                                        $    412,346         $    319,259
==========================================================================================================

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                                       $     26,387         $     15,995
 Deferred income on shipments to distributors                                 11,534                7,689
 Accrued expenses, income taxes and other liabilities                         27,985               13,400
----------------------------------------------------------------------------------------------------------

   Total current liabilities                                                  65,906               37,084
----------------------------------------------------------------------------------------------------------

Deferred income taxes                                                         15,070                  -
Other liabilities                                                             15,051               12,326

Shareholders' equity:
 Preferred stock                                                                 -                    -
 Common stock                                                                  2,342                2,053
 Additional paid-in capital                                                  238,696              187,854
 Retained earnings                                                           109,049              100,612
 Treasury stock, at cost                                                     (25,961)             (23,799)
 Deferred stock-based compensation                                            (3,799)              (1,925)
 Accumulated other comprehensive income (loss)                                (4,008)               5,054
----------------------------------------------------------------------------------------------------------

   Total shareholders' equity                                                316,319              269,849
----------------------------------------------------------------------------------------------------------

                                                                        $    412,346         $    319,259
==========================================================================================================